Exhibit 99.1


              Worthington Industries Reports Third Quarter Results;
            Net income Grows 35%; Year-to-Date Results Nearly Triple

    COLUMBUS, Ohio--(BUSINESS WIRE)--March 16, 2005--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three and nine-month periods ended February 28, 2005.

    Results

    Net sales for the third quarter of fiscal 2005 were $747.4 million, an increase of 34% from last year's $558.1 million. Net earnings were $33.1 million, up 35%, and earnings per diluted share were $0.37, compared to net earnings of $24.5 million, or $0.28 per diluted share, for the same period last year.
    Net earnings were reduced by $4.3 million, or $0.05 per diluted share, due to a one-time state tax adjustment recorded in the current quarter. In January 2005, the Sixth Circuit Court of Appeals held the state of Ohio's investment tax credit program unconstitutional.
    For the nine-month period, net sales rose 42% to $2,261.9 million from $1,596.2 million last year. Net earnings were $138.6 million and earnings per diluted share were $1.57, compared to $47.3 million and $0.55, respectively, for the same period last year.
    Year-to-date results include the unfavorable impact of charges related to the sale of certain Decatur, Alabama, assets that reduced net earnings by $3.5 million, or $0.04 per diluted share. Year-to-date results from the prior year include the favorable impact of a gain on the sale of certain Metal Framing assets that increased net earnings by $2.5 million, or $0.03 per diluted share.

    CEO Comments

    "I am pleased to report record third quarter earnings," said John McConnell, Chairman and CEO of Worthington Industries. "All three of our business segments and our joint ventures reported significant increases in sales and operating income over last year's quarter.
    "Looking to our fourth quarter, historically our strongest from a seasonal demand standpoint, we see continued momentum in the markets we serve and in both the U.S. and global economies. Commercial construction activity has been gaining strength. As a result, excess inventories in the metal framing industry, which resulted from a combination of purchasing in front of price increases and weather related postponement of construction starts, are shrinking. Pressure Cylinders produced strong third quarter earnings during what historically is a seasonally weaker period. While stronger than expected sales of refrigerant and high pressure cylinders played a role in the increase, several new products demonstrated an ability to drive results. Our expansion into smaller cylinders and air tanks for truck braking systems, and our increased marketing efforts with helium cylinders, all produced good results and the potential for future increases.
    "I am extremely proud of our people and what they have accomplished. Our past and ongoing efforts to reduce operating costs and increase efficiency have placed us in an excellent position for the years ahead. Our people are continuing to demonstrate tremendous loyalty and dedication as we simultaneously work our way through the cost of assuring Sarbanes-Oxley compliance and the implementation of our new enterprise resource planning (ERP) system. Both require a tremendous commitment of time and money. We expect the ERP system to contribute to future earnings as the expense recedes and the benefits begin," concluded McConnell.

    Detailed Quarterly Results

    In the Processed Steel Products segment, quarterly net sales rose 34%, or $109.9 million, to $435.7 million from $325.8 million in the comparable quarter of fiscal 2004. The increase in net sales was the result of a 47% increase in selling prices. Volumes were down 9% due to the sale of the Decatur cold rolling assets in August 2004. Excluding the impact of the Decatur sale, volumes were flat. Operating income improved because of a wider spread between selling prices and material costs and lower expenses due to the sale of the Decatur cold mill.
    In the Metal Framing segment, net sales increased 32%, or $47.6 million, to $194.6 million from $147.0 million in the comparable quarter of fiscal 2004. The increase resulted from a 59% increase in pricing. Unit volume was down 17%, primarily as a result of higher customer inventories due to buying earlier in the year combined with weather related job postponements. A wider spread between selling prices and material costs was responsible for a significant improvement in operating income. Operating income for the prior year included a $3.9 million pre-tax gain on the sale of certain assets acquired in the Unimast acquisition.
    In the Pressure Cylinders segment, net sales increased 38%, or $30.9 million, to $112.3 million from $81.4 million in the comparable quarter of fiscal 2004. The propane and specialty cylinder assets of Western Industries, acquired on September 17, 2004, contributed
$15.8 million to the sales increase. Excluding sales from the acquired assets, unit volumes were up 9% due to strong sales in most product lines. European revenue rose $6.5 million, largely on the successful ramp-up of air tank volume and strong demand for high pressure cylinders and a $2.0 million increase due to the weakened dollar. The acquisition and improved European results led to an operating income improvement for the segment of $2.5 million.
    Worthington's unconsolidated joint ventures continued to perform well. Equity in net income of the seven unconsolidated affiliates totaled $14.8 million, up 78% from $8.3 million in the year ago quarter. The $6.5 million equity income improvement was due to strong results from most of the unconsolidated joint ventures.

    Other

    Dividend Increase Declared

    On February 17, 2005, the board of directors declared a quarterly cash dividend of $0.17 per share payable March 29, 2005, to shareholders of record March 15, 2005. The $0.17 per share dividend represents a 6% increase from the previous $0.16 per share dividend. This will be the 149th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

    Notes Issued

    On December 20, 2004, Worthington issued $100 million of ten year unsecured senior notes due 2014 through a private placement. The notes bear interest at a variable rate of six-month LIBOR plus 80 basis points (0.80%). In anticipation of the issuance, the company executed an interest rate swap to convert the variable rate obligation to an effective all-in fixed rate of 5.26%.

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.
    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Conference Call

    Worthington will review its third quarter results during its quarterly conference call today, March 16, 2005, at 1:30 p.m. Eastern Standard Time. Details on the conference call can be found on the company's web site at www.WorthingtonIndustries.com.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives, such as the ERP system; the effects of judicial rulings; and other non-historical matters constitute "forward looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer inventories, spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.




                     WORTHINGTON INDUSTRIES, INC.
                          EARNINGS HIGHLIGHTS
                   (In Thousands, Except Per Share)

                         Three Months Ended      Nine Months Ended
                      ----------------------- -----------------------
                        Feb. 28,    Feb. 29     Feb. 28,    Feb. 29,
                          2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
                      (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Net sales               $747,414    $558,067  $2,261,922  $1,596,180
Cost of goods sold       638,262     471,534   1,868,608   1,393,422
                      ----------- ----------- ----------- -----------
    Gross margin         109,152      86,533     393,314     202,758

Selling, general &
 administrative
 expense                  54,160      49,046     175,121     135,909
Impairment charges
 and other                     -           -       5,608           -
                      ----------- ----------- ----------- -----------

    Operating income      54,992      37,487     212,585      66,849

Other income (expense):
  Miscellaneous
   expense                  (812)     (1,258)     (7,144)     (1,761)
  Interest expense        (6,749)     (5,581)    (18,123)    (16,737)
  Equity in net
   income of
   unconsolidated
   affiliates             14,772       8,288      39,808      24,615
                      ----------- ----------- ----------- -----------
    Earnings before
     income taxes         62,203      38,936     227,126      72,966
Income tax expense        29,081      14,407      88,522      25,637
                      ----------- ----------- ----------- -----------

    Net earnings         $33,122     $24,529    $138,604     $47,329
                      =========== =========== =========== ===========


Average common shares
 outstanding -
 diluted                  88,698      87,191      88,492      86,736
                      ----------- ----------- ----------- -----------

    Earnings per
     share - diluted       $0.37       $0.28       $1.57       $0.55
                      =========== =========== =========== ===========


Common shares
 outstanding at
 end of period            87,865      86,518      87,865      86,518

Cash dividends
 declared per
 common share              $0.17       $0.16       $0.49       $0.48



                     WORTHINGTON INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In Thousands)

                                              February 28,   May 31,
                                                  2005        2004
                                              ----------- -----------
                                              (Unaudited)  (Audited)
                               ASSETS

Current assets
   Cash and cash equivalents                      $6,137      $1,977
   Short-term investments                          9,400           -
   Receivables, net                              399,447     348,833
   Inventories                                   480,139     362,906
   Deferred income taxes                           2,001       3,963
   Other current assets                           36,473     115,431
                                              ----------- -----------

          Total current assets                   933,597     833,110

Investments in unconsolidated affiliates         128,658     109,040
Goodwill                                         168,503     117,769
Other assets                                      33,141      27,826
Property, plant and equipment, net               558,680     555,394
                                              ----------- -----------

          Total assets                        $1,822,579  $1,643,139
                                              =========== ===========


                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable                             $312,833    $313,909
   Current maturities of long-term debt            1,100       1,346
   Other current liabilities                     136,305     159,805
                                              ----------- -----------

          Total current liabilities              450,238     475,060

Other liabilities                                 96,777      95,067
Long-term debt                                   387,409     288,422
Deferred income taxes                             92,643     104,216

Shareholders' equity                             795,512     680,374
                                              ----------- -----------

          Total liabilities and shareholders'
           equity                             $1,822,579  $1,643,139
                                              =========== ===========



                     WORTHINGTON INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In Thousands)

                                                  Nine Months Ended
                                               -----------------------
                                                 Feb. 28,    Feb. 29
                                                   2005        2004
                                               ----------- -----------
                                               (Unaudited) (Unaudited)
Operating activities
  Net earnings                                   $138,604     $47,329
  Adjustments to reconcile net earnings to net
   cash provided (used) by operating activities:
      Depreciation and amortization                42,579      50,381
      Impairment charges and other                  5,608           -
      Other adjustments                           (30,822)     (8,144)
      Changes in current assets and
       liabilities                               (189,247)    (27,313)
                                               ----------- -----------
      Net cash provided (used) by operating
       activities                                 (33,278)     62,253

Investing activities
  Investment in property, plant and
   equipment, net                                 (30,879)    (23,564)
  Acquisitions, net of cash acquired              (64,970)          -
  Investment in unconsolidated affiliate           (1,500)       (490)
  Proceeds from sale of assets                     83,976       4,976
  Purchases of short-term investments             (72,875)          -
  Sales of short-term investments                  63,475           -
                                               ----------- -----------
      Net cash used by investing activities       (22,773)    (19,078)

Financing activities
  Proceeds from short-term borrowings                   -       3,001
  Proceeds from long-term debt                     99,480           -
  Principal payments on long-term debt             (2,560)     (1,266)
  Dividends paid                                  (41,953)    (41,322)
  Other                                             5,244       2,439
                                               ----------- -----------
      Net cash provided (used) by financing
       activities                                  60,211     (37,148)
                                               ----------- -----------

Increase in cash and cash equivalents               4,160       6,027
Cash and cash equivalents at beginning of
 period                                             1,977       1,139
                                               ----------- -----------

Cash and cash equivalents at end of period         $6,137      $7,166
                                               =========== ===========


                     WORTHINGTON INDUSTRIES, INC.
                           SUPPLEMENTAL DATA
                            (In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

                      Three Months Ended      Nine Months Ended
                   ----------------------- -----------------------
                     Feb. 28,    Feb. 29,    Feb. 28,    Feb. 29,
                       2005        2004        2005        2004
                   ----------- ----------- ----------- -----------
                   (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Processed Steel
 Products
  Volume (tons)           875         960       2,750       2,776
  Net sales          $435,704    $325,767  $1,344,362    $934,344
  Material cost      $318,172    $210,059    $955,822    $611,886
  Operating income    $30,912     $17,862    $101,316     $39,794

Metal Framing
  Volume (tons)           153         184         477         574
  Net sales          $194,610    $146,999    $624,773    $430,480
  Material cost      $123,082     $80,343    $351,567    $259,522
  Operating income    $14,088     $12,956     $90,808     $10,173

Pressure Cylinders
  Volume (units)
    Without
     acquisition        3,885       3,573      10,046       9,414
    Acquisition(a)      7,519           -      13,536           -
                   ----------- ----------- ----------- -----------
                       11,404       3,573      23,582       9,414
  Net sales
    Without
     acquisition      $96,577     $81,444    $252,013    $220,413
    Acquisition(a)     15,770           -      28,042           -
                   ----------- ----------- ----------- -----------
                     $112,347     $81,444    $280,055    $220,413

  Material cost       $54,103     $34,314    $131,385     $93,428
  Operating income    $10,450      $7,964     $22,467     $18,357

(a) Acquisition of propane and specialty cylinder assets from Western Industries effective September 17, 2004


The following provides detail of significant pre-tax adjustments by segment included in the operating income presented above.

                      Three Months Ended      Nine Months Ended
                   ----------------------- -----------------------
                     Feb. 28,    Feb. 29     Feb. 28,    Feb. 29,
                       2005        2004        2005        2004
                   ----------- ----------- ----------- -----------
                   (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Processed Steel
 Products
  Pre-tax impairment
   charges and other       $-          $-     $(5,608)         $-
Metal Framing
  Gain on sale of
   assets                   -       3,920           -       3,920
                   ----------- ----------- ----------- -----------

    Total significant
     pre-tax
     adjustments           $-      $3,920     $(5,608)     $3,920
                   =========== =========== =========== ===========



    CONTACT: Worthington Industries, Inc., Columbus
             Corporate Communications:
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Investor Relations:
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com